Exhibit 99.1

Dear Team Members –

I’d like to begin this letter with a heartfelt “thank you” from me to you for your renewed commitment to making it easy for our guests to find meal solutions and have fun while shopping in our stores during the recent holiday season. Walking through our stores these past few weeks, I couldn’t help but be impressed by how far we’ve come over the last six years and excited about the continued brand improvements we have planned for the new year.

As we move toward joining forces with BI-LO to create an even stronger company, I’d like to use this week’s message to answer a few of your questions about compensation and benefits.

First, I am sure a key focus for both companies will be to address any differences between the two organizations’ benefits and compensation programs and then develop a plan that meets the strategic needs of the newly combined company, as well as the individual needs of our team members. There are still many details to work through as this transaction gets finalized and both organizations are committed to providing updates as developments arise.

Recently I was asked, “Will my wage, salary or benefits be affected as a result of this merger?” We don’t expect any immediate impact to current wages, salaries or benefits (other than termination of our equity-based benefit plans) as a result of the Winn-Dixie and BI-LO combination. Both companies consider team member wages, salaries and benefits very important, and, as I wrote earlier, they will be a key focus of our management teams.

Another question I received is, “Will hourly team members receive performance evaluations and merit raises?” The answer is “yes;” reviews and merit raises for our hourly team members won’t be affected because it is business as usual for Winn-Dixie. That existing process, scheduled for December and January, has not changed.

I have also been asked, “Should I continue to contribute to my 401(k)?” While I am not a financial planner, I can assure you that the proposed merger of Winn-Dixie and BI-LO will have no effect on the current 401(k) retirement accounts of any of our team members. The assets of a 401(k) account are held in trust, separate from company accounts, and are protected under Federal law. Those accounts are solely for the benefit of team member plan participants. You always own 100-percent of the current value of your 401(k) contributions and 100-percent of your vested employer contributions.

Please continue to send any new questions you have on the merger to wdfuture@winn-dixie.com and be sure to visit www.mywinn-dixie.com or the Enterprise and Retail Portals for answers and updates as the merger proceeds.

In closing, let me say that the journey we started six years ago will continue. By combining Winn-Dixie and BI-LO, we anticipate building a company that is stronger than our individual businesses and creating opportunities for continued advancement and the sharing of ideas across our organizations, all to the benefit of our guests, suppliers, team members and neighborhoods that we serve.

Keep up the good work, and I’ll see you in the stores.

Peter Lynch

Chairman, CEO and President

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.